UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 1, 2012

Aceto Corporation

 (Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements of Certain Officers

As previously disclosed, Aceto Corporation (“Aceto” or the “Company”) gave written notice of non-extension of Aceto’s employment agreements with Douglas Roth, our Chief Financial Officer and Frank DeBenedittis, our Senior Vice President, Business Development.  In addition, the term of the employment agreement between Aceto and Albert L. Eilender, our Chairman and Chief Executive Officer, is scheduled to expire on September 7, 2012.  As a result, the enhanced change in control severance protections provided under these agreements lapsed (or, in the case of Mr. Eilender, will lapse) upon the expiration of these agreements.

On July 2, 2012, Aceto entered into new change in control agreements with Messrs. Eilender, Roth and DeBenedittis in order to replace the change in control severance protections previously provided under the employment agreements.  In addition, on July 2, 2012, Aceto entered into a change in control agreement with Salvatore Guccione, our President and Chief Operating Officer, whose current employment agreement does not contain enhanced change in control severance protections.  The new agreements provide "double trigger" change in control severance protections, as summarized below, which means no amounts will become payable under the agreements unless a “change in control” of Aceto occurs and an executive’s employment is terminated by Aceto other than for “cause” or by the executive for “good reason” within a specified period following the change in control. Copies of the change in control agreements are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4 and are incorporated herein by reference.

Set forth below is a description of the terms of the change in control agreements that Aceto deems to be material:

•
Each agreement will automatically terminate if the executive ceases to be an employee of Aceto for any reason prior to the occurrence of a “change in control” (as defined in the agreement). In addition, the Company can terminate each agreement on one year’s prior written notice; provided that, if a “change in control” of the Company occurs while the agreement is in effect, no such termination notice shall become effective until the second anniversary of the “change in control.”

•
If, during the two (2) year period following the occurrence of a “change in control,” an executive’s employment is terminated by the Company other than for “cause” (as defined in the agreement) or by the Executive for “good reason” (as defined in the agreement), the executive will be entitled to the following (in lieu of any payments under the Company’s Severance Policy):

o
a cash lump sum equal to two (2) times (or, in the case of Mr. DeBenedittis, 1.5 times) the sum of the executive’s base salary and annual performance award for the fiscal year preceding the “change in control,” and

o	continued participation in the Company’s group health plan, at the Company’s expense, for a period of two (2) years.

•
The executives are not entitled to be indemnified or “grossed-up” for any “golden parachute” excise taxes.  Instead, each executive’s severance payments will be automatically reduced to the extent necessary to avoid the imposition of any such excise taxes.

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•
Each executive is required to execute a general release in favor of the Company, as a condition to receiving the severance payments, and to comply with customary post-employment covenants in favor of the Company, including confidentiality, non-competition, and non-solicitation covenants.

As previously announced, on June 30, 2012, Michael Feinman retired from his position as President of Aceto Agricultural Chemicals Corp., a subsidiary of Aceto.  In connection with his retirement, Aceto has entered into a consulting agreement with Mr. Feinman pursuant to which he will provide sales services in support of our agricultural protection business.  The consulting agreement became effective on July 1, 2012 and can be terminated by either party on 30 days’ notice beginning July 1, 2013.  Mr. Feinman has also agreed to be bound by customary confidentiality, non-competition, and non-solicitation covenants.  A copy of the consulting agreement with Mr. Feinman is filed herewith as Exhibit 10.5 and is incorporated herein by reference.

The foregoing descriptions do not purport to be complete, and are qualified in their entirety by reference to the complete text of the foregoing agreements, copies of which are attached as exhibits to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Change in Control Agreement by and between Aceto Corporation and Albert L. Eilender

10.2	Change in Control Agreement by and between Aceto Corporation and Salvatore Guccione

10.3	Change in Control Agreement by and between Aceto Corporation and Douglas Roth

10.4	Change in Control Agreement by and between Aceto Corporation and Frank DeBenedittis

10.5	Consulting Agreement by and between Aceto Corporation and Michael Feinman

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: July 3, 2012	By:	/s/ Albert L. Eilender
Albert L. Eilender
Chairman of the Board and
Chief Executive Officer

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